Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert F.X. Sillerman Resigns as Chairman and CEO of CKx, Inc.
Sillerman May Pursue Acquisition of Company
Former CKx President Michael G. Ferrel Appointed Acting CEO
Edward Bleier Appointed Chairman of the Board of Directors

NEW YORK, May 7, 2010– CKx, Inc. (NASDAQ: CKXE) announced today that Robert F.X. Sillerman has resigned as Chairman and Chief Executive Officer of the Company and from the Company’s board, effective immediately. Mr. Sillerman cited as the reason for his resignation a desire to pursue other interests, including the possible acquisition of CKx as well as a desire to allow the Board to evaluate its strategic options should he pursue such an acquisition. Mr. Sillerman founded the Company and has served as its Chairman and Chief Executive Officer of the Company since its inception in 2005. Mr. Sillerman will continue as a consultant to the Company. Mr. Sillerman is also the Company’s largest shareholder.

The board of directors of the company announced that director Edward Bleier was appointed as chairman of the board and that Michael G. Ferrel, a former director and president of the company, will serve as acting chief executive officer.

“The board would like to thank Bob for his many contributions to CKx and for his leadership over the past five years and his unparalleled commitment to the company,” said CKx chairman Edward Bleier. “Bob has a long track record of building several successful enterprises and providing billions of dollars in return to investors. We’re thrilled that Bob will continue to assist CKx as a consultant.”

Michael G. Ferrel, acting chief executive officer of CKx stated, “CKx has an excellent set of core assets that continue to be terrific performers for the company. I look forward to working with the board and management team to drive growth and to capitalize on the many opportunities ahead.”

The company also stated that it presently intends to release its first quarter earnings on Monday, May 10, and plans to host an investor call following the release.

Edward Bleier has served on the CKx board of directors since 2005. Mr. Bleier is a director of RealNetworks, Inc., a leading Internet creator of digital media services and software. For 34 years, until his retirement as Senior Advisor in December 2003, Mr. Bleier was an executive of Warner Bros., Inc. From 1986 through 2000, he was President of the division responsible for broadcast and cable networks, pay-television and video-on-demand. He also previously served on Warner Communications’ strategy committee, as President of Warner Bros. Animation, and overseeing the broadcast of certain sports properties. In May 2005, Mr. Bleier was appointed to the Board of Directors of Blockbuster, Inc. Mr. Bleier is currently a trustee of The Charles A. Dana Foundation, a member of the Advisory Board of Drakontas, Inc. and a member of the Council on Foreign Relations.

Michael G. Ferrel served as President, director and Member of the Office of the Chairman of CKX from May 2005 through November 2008. From August 2000 through May 2005, Mr. Ferrel served as President and Chief Executive Officer of FXM, Inc., a private investment firm. Mr. Ferrel served as President, Chief Executive Officer, Member of the Office of the Chairman and a director of SFX Entertainment, the largest owner and operator of venues for live entertainment in the United States (now a subsidiary of Live Nation) from December 1997 through August 2000.

About CKx, Inc.

CKx, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKx, Inc., visit its corporate website at www.ckx.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, including whether Mr. Sillerman will pursue an acquisition of the company, the terms of any such acquisition, whether or not any such acquisition will be consummated and whether Mr. Sillerman will continue to serve as a consultant to the Company. There is also no assurance that we will be able to release our first quarter earnings on May 10 and hold an investor call thereafter or that we will not determine to postpone this release or to hold the call. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements.

CONTACT: Peter Duda, +1-212-445-8213, or Laura Kline, +1-212-445-8118, both of Weber Shandwick